DEVON ENERGY CORPORATION

                        SEVERANCE AGREEMENT


















                     (Effective: May 19, 1999)






                                    Executive
                                    (2 x AP + 1 mos. X yos < 12)

                        SEVERANCE AGREEMENT


     SEVERANCE AGREEMENT (the "Agreement") entered into among DEVON ENERGY CORPORATION (NEVADA) a Nevada corporation ("Devon Nevada"), DEVON ENERGY CORPORATION, an Oklahoma corporation ("Devon Energy"), Devon Delaware Corporation, a Delaware corporation ("Devon Delaware"), and Executive, an individual (the "Executive"), dated the 19th day of May, 1999 (the "Effective Date").

     WHEREAS, Devon Energy and Devon Delaware have entered into that certain Amended and Restated Agreement and Plan of Merger by and among Devon Energy Corporation, Devon Delaware Corporation, Devon Oklahoma Corporation and PennzEnergy Company, dated as of May 19, 1999 (the "Merger Agreement"); and

     WHEREAS, for purposes of this Agreement, prior to the closing of transactions contemplated under the Merger Agreement, the term "Company" shall mean Devon Energy and from and after the closing of such transactions under the Merger Agreement, the term "Company" shall mean Devon Delaware; and

     WHEREAS, the Company deems the services of the Executive to be of great and unique value to the business of the Company and the Company desires to assure both itself of continuity of management and the Executive of continued employment; and

     WHEREAS, the Executive is a key management employee of the Company and is presently making and is expected to continue making substantial contributions to the Company; and

     WHEREAS, it is in the best interests of the Company and its shareholders to induce the Executive to remain in the employ of the Company; and

     WHEREAS, the Executive and the Company previously entered into that certain Severance Agreement ("Prior Agreement") which provided additional amounts of compensation in the event of his termination of employment following "change of control date" or an "acquisition date" (each as defined in the Prior Agreement); and

     WHEREAS, this Agreement shall be considered as an amendment and restatement of the Prior Agreement; and

     WHEREAS, the Company desires to induce the Executive to remain in the employ of the Company by providing to him additional amounts of compensation in the event of his termination of employment following a Change of Control Date or an Acquisition Date (each as defined herein) for the reasons specified herein.

     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Company hereby agree as provided below.

     1. Operation of Agreement. The purpose of this Agreement is to provide to the Executive additional amounts of compensation in the event of the termination of his employment following a Change of Control Date or an Acquisition Date for the reasons specified herein. Accordingly, the Company and the Executive have entered into this Agreement in accordance with the terms and provisions  herein  to provide such protection to  the  Executive.
For the purposes of this Agreement, where the following capitalized words and phrases appear in this Agreement, they shall have the meanings set forth below unless a different context is clearly expressed herein.

          (a) Acquisition Date. "Acquisition Date" shall mean the date on which the Company completes the acquisition of oil and gas properties, or assets, or a business entity owning such properties or assets under a contract ("Acquisition Contract") results in a 20% or more increase in the total oil and gas reserves or total assets of the Company. For purposes of determining if the applicable 20% or more increase in total oil and gas reserves or total assets of the Company has occurred, such determination will include the Company's ownership interest, both direct and indirect, in the oil and gas reserves or the total assets of any other business enterprise which is or becomes an affiliate of the Company (as defined in Rule 12b-2 as promulgated under the Securities Exchange Act of 1934), determined in accordance with generally accepted accounting principles. In the case of a Business Combination where the Company does not survive or becomes a subsidiary of another entity, the term "Company" shall refer to the survivor of the Business Combination or its parent.

               (i)    For  purposes  of  determining  if  the  20%
increase  in  total  oil  and  gas  reserves  has  occurred,   the
acquisition must result in a 20% or more increase in the total oil and gas reserves of the Company when compared to the Company's pre-acquisition reserves. The Company's pre-acquisition reserves will be the estimated reserve volumes expressed in barrels of oil
equivalent   ("BOE's") contained in the most recent annual  report
filed with the United States Securities and Exchange Commission on Form 10-K, adjusted to the Acquisition Date for subsequent production, drilling, purchases and sales of reserves (other than the subject acquisition). In each instance, 6 thousand cubic feet of natural gas will be equal to one barrel of oil.

               (ii) For purposes of determining if the 20% or more
increase in the total assets of the Company has occurred, the gross purchase or acquisition price paid (including any debt or other liabilities assumed) for the assets or the business entity owning the assets (as determined pursuant to the final Acquisition Contract) must equal 20% or more of the sum of (1) Total
Liabilities and Stockholder's Equity minus (2) the Total Shareholder's Equity and any other securities convertible to common stock not included in Total Shareholder's Equity plus (3) the market value of the Company's outstanding common and preferred stock and any other securities convertible to common stock not included in Total Shareholder's Equity (the "Market
Capitalization"). For the purpose of this determination, the foregoing items included in (1) and (2) above shall be based upon the Company's consolidated financial statement as of the last day of the month immediately preceding the month in which such purchase or acquisition occurs; and, for the purpose of determining the Market Capitalization, the Company's outstanding common and preferred stock and any other securities convertible to common stock not included in Total Shareholder's Equity shall be valued at the weighted average closing price of such stock for the ten trading days preceding the public announcement of the terms of the transaction.

          (b) Change of Control Date. "Change of Control Date" shall mean the date on which one of the following events occurs:

               (i) The acquisition by any individual entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (1) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from the Company,
(2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or
(4) any acquisition by any corporation pursuant to a transaction which complies with clauses (1), (2), and (3) of subsection (iii) below; or

               (ii) Individuals who, as of the date hereof, constitute the board of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided however, that any individual becoming a director subsequent to the date hereof whose election, appointment or nomination for election by the Company's shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for purposes of this definition, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

               (iii)             Approval  by the shareholders  of
the Company of a reorganization, share exchange, merger or consolidation (a "Business Combination"), in each case, unless following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business
Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Incumbent Board providing for such Business Combination, or were elected, appointed, or nominated by the Incumbent Board; or

               (iv) Approval by the shareholders of the Company of
(1)  a complete liquidation or dissolution of the Company or,  (2)
the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation with respect to which following such sale or other disposition, (A) more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership immediately prior to such sale or other disposition of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) less than 30% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by any Person (excluding any employee benefit plan (or related trust) of the Company or such corporation), except to the extent that such Person owned 30% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities prior to the sale or disposition, and (C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Incumbent Board providing for such sale or other disposition of assets of the Company, or were elected, appointed, or nominated by the Incumbent Board.

Provided, in the event the Acquisition Date (as defined in Section 1(a) above) or the Change of Control Date (as defined in Section 1(b) above) occurs with respect to either Devon Nevada or Devon Energy, then, the occurrence of either of such event shall be deemed that such event has occurred to the Company. Provided further, in the event the Acquisition Date or the Change of Control Date occurs, and there is a subsequent occurrence of an Acquisition Date or Change of Control Date, then, for purposes of calculating the applicable 24-month period as provided under
Section  5  hereof, such calculation shall be made from  the  most recent Change of Control Date or Acquisition Date and the fact that there has been a prior occurrence of a Change of Control Date or Acquisition Date (including those which may have occurred under the Prior Agreement) shall not in any manner reduce the total period as provided under Section 5 hereof when the Company may have obligations to the Executive upon his termination of employment.

          (c)  Good Reason.  "Good Reason" shall mean:

               (i)   the assignment to the Executive of any duties
inconsistent in any respect with the Executive's position (including status, office, titles and reporting requirements), authority, duties, or responsibilities as contemplated by this Agreement, or any other action by the Company which results in a diminution in such position, compensation, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

               (ii) any failure by the Company to comply with any of the provisions of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

               (iii) the Company's requiring the Executive to be based at any office or location other than that which he occupied at the Effective Date, or within 25 miles of such location, except for periodic travel reasonably required in the performance of the Executive's responsibilities;

               (iv) any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement;

               (v) any failure by the Company to comply with and satisfy Section 11(a) of this Agreement.

     2. Agreement Not Employment Contract. This Agreement shall be considered solely as a "severance agreement" obligating the Company to pay to the Executive certain amounts of compensation in the event and only in the event of his termination of employment after the Change of Control Date or the Acquisition Date for the reasons and at the times specified herein. Apart from the obligation of the Company to provide the amounts of additional compensation as provided in this Agreement, the Company shall at all times retain the right to terminate the employment of the Executive since the obligation of the Company to the Executive shall only be considered as an employment relationship which exists between the Company and the Executive which may be terminated at will be either party subject to the obligation of the Company to make payment as provided in this Agreement.

     3. Termination of Agreement. Except as provided in Section 5 hereof, this Agreement shall terminate upon the first to occur of the following events.

          (a)  Death.  The date of death of the Executive.

          (b) Cause. The termination of the Executive's employment by the Company for "Cause." For purposes of this Agreement, termination of the Executive's employment by the Company for Cause shall mean termination for one of the following reasons: (i) the conviction of the Executive of a felony by a federal or state court of competent jurisdiction; (ii) an act or acts of dishonesty taken by the Executive and intended to result in substantial personal enrichment of the Executive at the expense of the Company or its shareholders; or (iii) the Executive's "willful" failure to follow a direct lawful written order from his supervisor, within the reasonable scope of the Executive's duties, which failure is not cured by the Executive within 30 days after the receipt of written notice thereof given by the Company. Further, for purposes of this Section (b):

               (1) No act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's action or omission was in the best interest of the Company.

               (2) The Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of the resolution duly adopted by the affirmative vote of not less than three-fourths (3/4ths) of the entire membership of the Board of Directors of the Company (the "Board") at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of conduct set forth in clauses (i), (ii), or (iii) above and specifying the particulars thereof in detail.

          (c) Voluntary Termination. The Executive voluntarily terminates employment other than for Good Reason.

          (d) Notice. Two years after the Company has provided the Executive with written notice of the Company's desire to terminate
the   Agreement;  provided,  if  a  Change  of  Control  Date   or
Acquisition Date occurs at any time during such two year period, then, this Agreement may not be terminated under this Section 3(d) until the expiration of the applicable 24 month period described in Section 5 below.

     4. Notice of Termination of Employment. Any termination of employment by the Company for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 13 of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon,
(ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the termination date of the Executive's employment is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 15 days after the giving of such notice).

     5. Obligations of the Company Upon Termination Following Change of Control Date or the Acquisition Date. If within 24 months of the Change of Control Date or 24 months following the Acquisition Date (i) the Company shall terminate the Executive's employment for any reason other than for Cause or death, or (ii) the employment of the Executive shall be terminated by the
Executive for Good Reason, then the Company shall pay to the Executive in a lump sum, in cash, within 30 days after the date of termination of employment, an amount equal to 2 times the Executive's highest annual Actual Compensation, paid or accrued during the three calendar years preceding the year in which the Executive's employment was terminated, plus One-Twelfth (1/12th) of the Executive's highest annual Actual Compensation times each "Year of Credited Service" (not to exceed 12) earned by the
Executive as calculated under the "Retirement Plan for Non-Bargaining Employees of Devon Energy Corporation (Nevada)" or its successor. Provided, if the Executive has attained his normal retirement date of age 65 ("Normal Retirement Date") and is not otherwise entitled to receive payment under this Agreement due to his termination of employment as of his Normal Retirement Date, then, the Executive shall not be entitled to payment under this Agreement. For purposes of this Section 5, "Actual Compensation" shall mean the Executive's annual wages, salaries, bonuses and fees for personal services actually rendered in the course of employment with the Company, including the following: (i) amounts realized from the exercise of a nonqualified stock option, or when restricted stock (or property) held by the Executive either becomes freely transferable or is no longer subject to a substantial risk of forfeiture; (ii) amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option; and (iii) other amounts which received special tax benefits (whether or not the amounts are actually excludable from the gross income of the Executive).

     6.   Certain Additional Payments by the Company.

          (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, including, by way of example and not by way of limitation, acceleration of the date of vesting, payment, rate of payment or right to future payment under any plan, program or arrangement of the Company (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

          (b) Subject to the provisions of Section 6(c), all determinations required to be made under this Section 6, including whether a
Gross-Up  Payment  is  required and the amount  of  such  Gross-Up
Payment,  shall be made by KPMG LLP (the "Accounting Firm")  which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from  the  Executive that there has been a Payment which would  be subject to the Excise Tax, or such earlier time as is requested by the  Company.  The initial Gross-Up Payment, if any, as determined pursuant  to  this  Section 6(b), shall be paid to  the  Executive
within   five  days  of  the  receipt  of  the  Accounting  Firm's
determination.  If the Accounting Firm determines that  no  Excise
Tax  is  payable by the Executive, it shall furnish the  Executive with  an  opinion that he has substantial authority not to  report
any   Excise   Tax  on  his  federal  income  tax   return.    Any
determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payment which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 6(c) and the Executive thereafter is required to make a payment of any Excise
Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

          (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive knows of such claim, and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

               (i) give the Company any information reasonably requested by the Company relating to such claim,

               (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

               (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

               (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 6(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner. The Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 6(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 6(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to
Section 6(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

     7. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any stock option or other agreements with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company or any of its affiliated companies at or subsequent to the date of termination of employment shall be payable in accordance with such plan or program.

     8. Full Settlement. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement.

     9.   Confidential Information.

          (a) Requirement of Executive. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its affiliated companies and which shall not be public knowledge (other than by acts by the Executive or his representatives in violation of this Agreement). After termination of the Executive's employment with the  Company,  the Executive shall not, without the prior  written
consent   of  the  Company,  communicate  or  divulge   any   such
information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 9 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

          (b) Additional Remedies. The Executive agrees that the remedy at law for any breach or threatened breach of any covenant contained in this Section 9 may ibe inadequate, and that the Company, in addition to such other remedies as may be available to it, in law or in equity, shall be entitled to injunctive relief without bond or other security pending arbitration under Section 10.

     10. Arbitration; Legal Fees and Expenses. The parties agree that Executive's employment and this Agreement relate to interstate commerce, and that any disputes, claims or controversies between Executive and the Company which may arise out of or relate to the Executive's employment relationship or this Agreement shall be settled by arbitration. This agreement to arbitrate shall survive the termination of this Agreement. Any arbitration shall be in accordance with the Rules of the American Arbitration Association and shall be undertaken pursuant to the Federal Arbitration Act. Arbitration will be held in Oklahoma City, Oklahoma unless the parties mutually agree on another location. The decision of the arbitrator(s) will be enforceable in any court of competent
jurisdiction.   The  parties agree that  punitive,  liquidated  or
indirect damages shall not be awarded by the arbitrator(s). Nothing in this agreement to arbitrate, however, shall preclude the  Company  from obtaining injunctive relief  from  a  court  of
competent  jurisdiction  prohibiting  any  on-going  breaches   by
Executive   of  this  Agreement  including,  without   limitation,
violations of Section 9. If any contest or dispute shall arise between the Company and Executive regarding any provision of this Agreement, the Company shall reimburse Executive for all legal fees and expenses reasonably incurred by Executive in connection with such contest or dispute, but only if Executive is successful in respect of one or more of Executive's material claims or defenses brought, raised or pursued in connection with such contest or dispute. Such reimbursement shall be made as soon as practicable following the resolution of such contest or dispute to the extent the Company receives reasonable written evidence of such fees and expenses.

     11.  Successors and Binding Effect.

          (a) Successor Must Assume Agreement. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. If the Company fails to obtain such assumption and agreement prior to the effectiveness of any such succession, this Agreement shall nevertheless determine the Executive's entitlement to payment hereunder. As used in this Agreement, "Company" shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

          (b) Binding Effect. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive at the time of his death, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee or, if there is no such designee, to the Executive's estate.

     12. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma, without reference to principles of conflict of laws.

     13. Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party, by registered or certified mail, return receipt requested, or by overnight express delivery service, postage prepaid, addressed as follows:

          If to the Executive:

          Executive
          Executive's Address


          If to the Company:

          Devon Energy Corporation 20 North Broadway, Suite 1500
          Oklahoma City, Oklahoma 73102-8260

          Attn: J. Larry Nichols
                President and Chief Executive Officer

with a copy to:

          McAfee & Taft
          A Professional Corporation
          Tenth Floor
          Two Leadership Square
          Oklahoma City, Oklahoma  73102

          Attn: James Dudley Hyde, Esq.
                Jerry A. Warren, Esq.

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

      14. Occurrence of Change of Control Date. Upon the completion of the transactions contemplated by the Merger Agreement, pursuant to the terms of the Prior Agreement and this Agreement, there shall be an occurrence of an event which will be a "change of control date" under the Prior Agreement and a Change of Control Date under this Agreement. Accordingly, the applicable provisions of the Prior Agreement with respect to the definition of "change of control date" shall continue to be applicable with respect to the Executive and the terms and provisions of this Agreement shall in no way detract or adversely affect the rights of the Executive under this Agreement. Accordingly, because a Change of Control Date under this Agreement and a "change of control date" under the Prior Agreement has occurred upon the completion of a transaction contemplated under the Merger Agreement, therefore, the applicable 24 month period as described in Section 5 hereof during which the Company may have obligations to the Executive shall commence as of the closing of the transaction as contemplated under the Merger Agreement. Upon completion of the transaction described in the Merger Agreement, then, the terms and provisions of the Prior Agreement with respect to the definition of "change of control date" shall no longer be applicable with respect to future events occurring under this Agreement.

     15. Alienation. The rights and benefits of, and payments to, the Executive (or his beneficiary in the event of his death) under this Agreement may not be anticipated, assigned (either at law or in equity), alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process except as required by law. Any attempt by the Executive to anticipate, alienate, assign, sell, transfer, pledge, encumber or charge the same shall be void. The benefits of the Executive shall not in any manner be subject to the debts, contracts, liabilities, engagements or torts of the Executive (or his beneficiary in the event of his death) and payments hereunder shall not be considered an asset of the Executive (or his beneficiary in the event of his death) in the event of his insolvency or bankruptcy.

     16. Right as General Creditor. The Executive acknowledges this Agreement represents the Company's unfunded and unsecured obligation to pay benefits set forth above. No provision of this Agreement shall be construed to give the Executive any right except as a general creditor of the Company.

     17. Taxes to be Withheld. The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

     18. Joint Obligations. For purposes of this Agreement, Devon Nevada, Devon Energy and Devon Delaware shall have joint and several liability for all obligations hereunder.

     19. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous oral and prior written agreements and understandings, including any Severance Agreements previously entered into between the Company and the Executive. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof or in effect among the parties.

     20.   Amendment.  This Agreement may not be amended,  and  no
provision hereof shall be waived, except by a writing signed by all the parties to this Agreement, or, in the case of a waiver, by the party waiving compliance therewith, which states that it is intended to amend or waive a provision of this Agreement. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or failure to act in any other instance, whether or not similar.

     21. Enforceability. Should any provision of this Agreement be unenforceable or prohibited by an applicable law, this Agreement shall be considered divisible as to such provision which shall be inoperative, and the remainder of this Agreement shall be valid and binding as though such provision were not included herein.

     22. Counterparts. This Agreement may be executed in two or more counterparts with the same effect as if the signatures to all such counterparts were upon the same instrument, and all such counterparts shall constitute but one instrument.

     23.   Headings.   All  headings in  this  Agreement  are  for
convenience only and are not intended to affect the meaning of any provision hereof.

     IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization from their respective Boards of Directors, Devon Nevada, Devon Energy and Devon Delaware have each caused these presents to be executed in its name on its behalf, all as of the day and year first above written.


"EXECUTIVE"

                              Executive


"COMPANY"
                              DEVON ENERGY CORPORATION (NEVADA), a
                              Nevada corporation


                              By
                                J. Larry Nichols, President and
                                Chief Executive Officer


                              DEVON ENERGY CORPORATION, an
                              Oklahoma corporation


                              By
                                J. Larry Nichols, President and
                                Chief Executive Officer


                              DEVON DELAWARE CORPORATION, a
                              Delaware corporation



                              By
                                J. Larry Nichols, President and
                                Chief Executive Officer